UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-12

FAR EAST ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

SOFAER CAPITAL GLOBAL HEDGE FUND

SOFAER CAPITAL ASIAN HEDGE FUND

SOFAER CAPITAL NATURAL RESOURCES HEDGE FUND

SOFAER CAPITAL, INC.

TIM WHYTE

ERIC WING CHEONG LEUNG

JOHN LAURIE HUNTER

MARK ADAM PARKIN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOFAER CAPITAL MAILS DEFINITIVE PROXY MATERIALS TO STOCKHOLDERS

OF FAR EAST ENERGY CORPORATION

COMMENCES CAMPAIGN TO ELECT DIRECTORS DEDICATED TO MAXIMIZING

STOCKHOLDER VALUE

LONDON, November 13, 2006 — Sofaer Capital, Inc. today mailed, along with its definitive proxy materials, the following letter to stockholders of Far East Energy Corporation (OTC Bulletin Board: FEEC):

Sofaer Capital, Inc.

Craigmuir Chambers

Road Town, Tortola

British Virgin Islands

November 13, 2006

Dear Fellow Far East Energy Stockholder:

As major stockholders in Far East Energy Corporation (“Far East” or the “Company”), we believe that it is time for a change at Far East. We have been investors in the Company, with Board representation, for almost two years. We have worked throughout that time to help the Company take advantage of its resources and maximize shareholder value.

Unfortunately, the voice of one director has not been enough. The current Board is dominated by directors who are beholden to management. We believe this has created a pattern of poor oversight, which has allowed management to get away with broken promises and disgraceful corporate governance practices. We believe this has resulted in the destruction of stockholder value.

This is why we have put forward four highly qualified nominees for election to the Board. In contrast to the current Board, whose members’ experience is concentrated in the same narrow area, our nominees possess additional skills in areas such as business management, corporate governance and operations as well as direct experience in the Chinese gas industry. Sofaer Capital and its related funds (together, “Sofaer”) have joined with a group of stockholders that together own 17,574,349 shares, or 14.2%, of the Company’s Common Stock, to support these nominees. We believe that the changes we propose will mean that ALL stockholders can realize value on their investment and encourage you to elect these nominees, who are committed to stockholder value and effective management oversight. We urge you to join us and vote the GOLD proxy card today.

Don’t Be Fooled by Management’s Scaremongering Rhetoric!

Instead of engaging us in discussion on the issues we have raised, management has reacted to our proposals with hostile and misleading rhetoric. Management’s desperate scaremongering is nothing but spin. For example:

•	Management’s Story: Sofaer tried to take advantage of the Company with unfair financing proposals.
•	The Reality: After making a significant investment in Far East, we tried on a number of occasions to offer the Board and management constructive advice on maximizing stockholder value. This included providing the Company with initial guaranteed financing offers in 2005 in order to allow it the freedom and confidence to go and negotiate better offers. These “back stop” financing proposals proved of great value to the Company. In fact, the Chairman of the Board of Far East, John Mihm, thanked the Sofaer Group at a Board meeting for providing these funding structures. Our board representative, Tim Whyte, is on record as fully supporting the decision that the Company go ahead with the best financing proposal available.

•	Management’s Story: Management’s Board nominees have the experience necessary to run the Company.
•	The Reality: Despite its boast of “over 170 years of experience”, the Board’s three-year track record is one of operational failure. Management’s nominees have a narrow range of experience, including time spent running parts of U.S. Government departments, which is of questionable relevance to the challenges facing the Company in mainland China today. Our nominees have the right mix of a broad range of skills to make best use of the Company’s assets and create value for ALL stockholders.

•	Management’s Story: Management has flagrantly demonized a major stockholder by painting Sofaer as a “self-interested hedge fund”, which (even worse) is located “offshore”, with no plan for stockholder value.
•	The Reality: Far East’s operations are almost all “offshore”, as are a significant percentage of its stockholders. Sofaer and its nominees have a plan that will benefit ALL stockholders. By contrast, Management has no skin in the game to align its interests with those of stockholders. The five incumbent Board members currently own only 96,650 shares of Common Stock between them and Michael R. McElwrath, the Company’s current President and Chief Executive Officer, owns only 100 shares.

We urge our fellow stockholders to ignore the rhetoric and vote the GOLD proxy card for directors whose interests are aligned with yours.

A Catalogue of Poor Performance

We think the current Board’s and management’s record speaks for itself. Further, we believe that the delays and cost overruns the Company has encountered are not natural consequences of operating in a developing market, but rather are caused and worsened by a lack of basic business controls such as budgeting, finance and strategic planning. Yet rather than making management fix these problems, the Board has sat back and let them fester. This degree of apathy in the face of the Sofaer Board representative’s calls for action is indeed alarming. Examples of the results of the Board’s poor leadership are unfortunately abundant:

•	The Company has continually failed to meet its own announced schedules and remains unable to account for or anticipate numerous delays in its drilling and dewatering operations—for example:
o	Since the end of 2004, the Company has changed the expected time for completion of its first horizontal well 3 times.

o	Since the end of 2004, the Company has changed the expected time for obtaining confirmation of commercial gas from any well no less than 6 times.

o	On August 10, 2005, Mr. McElwrath was quoted in a Company press release as saying, “In the next month or two, at most, we should begin to get a read on the commercial potential of these wells”. It is now November 2006 and we are still waiting for verification of commercial potential.
•	Despite all the purported operational experience of the current Board, costs for wells have been approximately 33% higher than initially budgeted.
•	Over $60 million has been raised since the end of 2004 with little change to the Company’s market capitalization. For all the funds raised and operations undertaken, Far East’s value is less than 20% of its closest comparable peer, Green Dragon (GDG LN: AIM), despite being in a more advanced state of development and with similar assets.
•	This harmful dilution of the interests of current stockholders culminated in the Company’s recent stock issuances, when the Company sold over 18 million shares of Common Stock just a few days before the record date for the Company’s Annual Meeting—and just before it held an investor call to update stockholders on its operations—without due process to discuss the financing with all Board members.
•	Management has failed to obtain any analyst coverage for the Company.
•	Even with this obvious poor performance, Mr. McElwrath received a cash increase of 27% in his salary in 2006.

It should be no surprise that the Company’s stock price has vastly underperformed in the past four years. According to the Company’s own filings, a $100 investment in the Company’s Common Stock on January 31, 2002 would have been worth only $54.40 as of December 31, 2005. By comparison, a similar investment over the same time period in the S&P 500 Index would have been worth $118.34, and a similar investment over the same time period in the Dow Jones U.S. Exploration & Production Index would have been worth $332.25, according to the Company. Far East’s stock price has dropped over 30% since then, based on the November 10, 2006 closing price.

Our Plan

The four Sofaer nominees are independent of management, are well qualified and would bring much needed experience in areas such as finance, capital markets, business strategy and the Chinese gas industry to the Far East Board. Our independent nominees are committed to enhancing stockholder value by taking actions to:

•	Form a two-year budget plan that will be used to monitor performance of the Company;
•	Develop partnerships in marketing, oil services, operations and infrastructure to enable risk sharing, access to resources and the ability to quickly scale the business strategy;
•	Make better use of the Company’s operational resources, including talented people on the ground in China, by refocusing them to improve efficiency and performance;
•	Amend charter and bylaw provisions to improve stockholder rights;
•	Adopt a staged approach to operations in order to focus the majority of corporate resources on achieving commercial operations in the most promising areas first before aggressive development expenditure elsewhere;

•	Link financing activities to the achievement of corporate milestones to avoid value dilution;
•	Increase the Company’s presence in Asia to improve execution by management as well as visibility with potential partners and investors;

•	Improve communication and information flow to existing and potential investors; and
•	Review all facets of SG&A costs and reduce legal and professional costs.

When we first nominated our candidates to the Board, we made it clear that we wanted to work with management to implement a plan for the future. But the Board dismissed our nominations out of hand, without even a discussion as to how the additional skills of our nominees could benefit the Company. We believe this is clear evidence that the current Board is more focused on protecting itself and management than working for you, the stockholders.

VOTE THE ENCLOSED GOLD PROXY TO ELECT DIRECTORS WHOSE

INTERESTS ARE ALIGNED WITH YOURS

The Current Board’s interests are not aligned with those of Far East stockholders. We believe that for all the current Board’s claimed years of experience, the Company remains mired in operational and government delays, has no viable business plan, engages in ill-thought out financings, and has used a recent sale of stock in order to further entrench itself. In our opinion, the record speaks for itself.

Each of the experienced Sofaer independent nominees is committed to acting in the best interests of all of the Company’s stockholders. We expect that each of the Sofaer independent nominees, if elected, would bring greater accountability and discipline to the management of the Company, and restore investor confidence. If elected, our nominees will also work to attain the highest standards of good corporate governance, which we believe would have a positive impact on value for all Far East stockholders.

The annual meeting of stockholders is only weeks away. We encourage you to vote the enclosed GOLD proxy card as soon as possible. Remember, if you have already voted management’s proxy card, you have every right to change your vote by executing the enclosed GOLD proxy card.

Please see the enclosed GOLD proxy card for instructions on voting by telephone or internet and, if you need assistance in voting your shares, we encourage you to contact our proxy solicitor, MacKenzie Partners, Inc. by telephone at 800-322-2885 or 44-207-170-4155 or by email at proxy@mackenziepartners.com.

We look forward to speaking with many of our fellow stockholders in the coming weeks and would like to thank you in advance for your support.

Sincerely,

/s/ Tim Whyte

Tim Whyte

Investment Manager

Sofaer Capital, Inc.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2006 AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY SOFAER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT, WHICH CONTAINS INFORMATION ON PARTICIPANTS IN THE SOLICITATION, AND GOLD PROXY CARD ARE BEING MAILED TO STOCKHOLDERS OF THE COMPANY ON OR ABOUT NOVEMBER 13, 2006 AND ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.